Exhibit 99.1

NEWS RELEASE

CONTACTS:	Investors:
Lisa DeFrancesco
(862) 261-7152

Media:
Charlie Mayr
(862) 261-8030

Watson Third Quarter 2012 Non-GAAP Diluted EPS Increases 24% to $1.35;

Net Revenue Increases 19% to $1.29 Billion

— GAAP Earnings of $0.60 per diluted share —

— 18% Increase in Adjusted EBITDA —

— Company Updates 2012 Forecast Including Actavis Acquisition —

— Company Provides Preliminary 2013 Outlook —

PARSIPPANY, NJ — November 1, 2012 — Watson Pharmaceuticals, Inc. (NYSE: WPI) today reported net income for the third quarter 2012 increased 24.2 percent to $172.3 million or $1.35 per diluted share on a non-GAAP basis, compared to $138.7 million or $1.09 per diluted share in the third quarter 2011. Non-GAAP net income for the third quarter 2012 included $6.7 million or $0.05 per share related to the favorable settlement of a tax audit and other tax benefits realized in the quarter. Net revenue increased 18.8 percent to $1.29 billion, compared to $1.08 billion in the third quarter 2011. On a GAAP basis, net income increased by $8.6 million or 13 percent to $76.7 million or $0.60 per diluted share compared to earnings of $68.1 million or $0.54 per diluted share in the third quarter 2011.

For the third quarter 2012, adjusted EBITDA increased 18 percent to $304.6 million, compared to $258.2 million in the third quarter 2011. Refer to the attached reconciliation tables for adjustments to GAAP earnings. Cash flow from operations was $145.9 million and cash and marketable securities were $234.4 million at September 30, 2012.

“Our third quarter 2012 double digit growth in global revenues, non-GAAP earnings and adjusted EBITDA represents another quarter of solid growth and strong execution at Watson,” said Paul Bisaro,

President and CEO. “We are very pleased that as we transition from Watson stand-alone to a larger company following the Actavis acquisition, we have demonstrated outstanding execution of our 2012 business plan. We delivered this performance while we simultaneously focused on integration planning and are now ready to capitalize on our objectives for uniting Watson and Actavis, and creating a larger, more powerful global competitor.”

“During the quarter, Watson received a number of important FDA approvals including generic versions of Lidoderm®, Arthrotec®, Pulmicort Respules® and Watson’s Next Choice™ ONE DOSE. In addition, we launched an authorized generic version of Xopenex® inhalation solution during the quarter and filed a number of new ANDAs containing Paragraph IV patent challenges, including a first-to-file opportunity for a generic version of Xopenex® HFA, ” Bisaro continued.

“On October 2nd, we completed the remaining financing necessary to fund the acquisition of Actavis at very favorable interest rates. We have already announced our new global management structure for the combined company. While we celebrate our stand-alone achievements for the third quarter of 2012, we now transition our focus to the seamless execution of our integration strategies and on maximizing the value of this acquisition to achieve strong growth in 2013 and beyond,” concluded Bisaro.

Business Segment Results

Global Generics Segment Information

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited; $ in millions)	2012	2011	2012	2011
Product sales	$912.5	$792.4	$2,996.5	$2,158.8
Other revenue	8.4	10.1	35.5	36.1

Net revenue	920.9	802.5	3,032.0	2,194.9
Operating expenses:
Cost of sales	487.5	437.7	1,619.1	1,165.8
Research and development	55.3	54.6	165.2	167.4
Selling and marketing	51.9	45.3	152.0	113.5

Segment contribution	$326.2	$264.9	$1,095.7	$748.2

Segment margin	35.4%	33.0%	36.1%	34.1%
Adjusted gross profit (1)	$434.8	$372.4	$1,406.7	$1,037.5
Adjusted gross margin	47.2%	46.5%	46.6%	47.5%

(1)        Adjusted gross profit represents adjusted net revenue less adjusted cost of sales and excludes amortization of acquired intangibles. Pro forma adjustments for the respective periods include the following:

Settlement of contingent asset acquired as part of a business acquisition (other revenue)	$—	$—	$—	$(7.4)
Net revenue from milestone related to divested products	—	(2.4)	(10.9)	(2.4)
Operational Excellence Initiative	1.4	2.7	4.7	8.2
Purchase accounting adjustments	—	7.3	—	10.0

Global Generics net revenue for the third quarter 2012 increased 15 percent to $920.9 million as a result of new product launches including the launch of a generic version of Lovenox® in January of 2012, a generic version of Vancocin® in April of 2012, an authorized generic version of Xopenex® in August of 2012, and higher international revenues. Third quarter 2012 international net revenue increased 37 percent to $198.1 million, when compared to the third quarter 2011. This increase was the result of the acquisition of Ascent in January of 2012 and higher sales in key markets including France, UK and Canada.

Global Generics R&D investment for the third quarter 2012 was $55.3 million. Global Generics selling and marketing expenses for the third quarter 2012 increased 15 percent to $51.9 million, primarily due to higher international selling and marketing expenses from the addition of Ascent.

Global Generics adjusted gross margin increased to 47.2 percent from 46.5 percent in the third quarter of 2011, as a result of higher share of profit from sales of the authorized generic version of Concerta®.

Global Brands Segment Information

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited; $ in millions)	2012	2011	2012	2011
Product sales	$105.2	$92.5	$299.0	$264.8
Other revenue	16.1	17.8	51.2	55.3

Net revenue	121.3	110.3	350.2	320.1
Operating expenses:
Cost of sales	30.3	25.4	84.8	68.3
Research and development	57.2	18.8	115.5	60.8
Selling and marketing	40.0	40.8	130.2	122.1

Segment contribution	$(6.2)	$25.3	$19.7	$68.9

Segment margin	(5.1)%	22.9%	5.6%	21.5%
Adjusted gross profit (1)	$91.0	$85.5	$265.4	$252.4
Adjusted gross margin	75.0%	77.5%	75.8%	78.9%

(1) Adjusted gross profit represents net revenue less adjusted cost of sales and excludes amortization of acquired intangibles. Pro forma adjustments for the respective periods include the following:
Acquisition and licensing	$—	$0.6	$—	$0.6

Global Brands net revenue increased 10 percent to $121.3 million in the third quarter 2012, primarily the result of continued growth of our promoted products including Generess® Fe, Crinone® and Rapaflo®. In addition, the establishment of our business in Canada also contributed to the revenue increase when compared to the third quarter 2011.

Global Brands R&D investment increased $38.4 million to $57.2 million in the third quarter 2012 compared to the third quarter 2011. The increase was primarily due to higher upfront and third party development milestone costs for biosimilars in our Global Brands segment, including in-licensing costs associated with the agreement with Synthon for a biosimilar to Herceptin, which we contributed to our biosimilars collaboration with Amgen. Global Brands selling and marketing expenses of $40.0 million in the third quarter of 2012 decreased by 2 percent relative to the prior year period.

Global Brands adjusted gross margin for the third quarter of 2012 was 75.0 percent, compared to 77.5 percent for third quarter of 2011 as a result of increased manufacturing costs and a more favorable product mix in the prior year period.

Distribution Segment Information

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited; $ in millions)	2012	2011	2012	2011
Net revenue	$243.0	$168.8	$782.5	$524.8
Operating expenses:
Cost of sales	206.3	140.1	678.5	438.1
Selling and marketing	22.8	18.3	68.5	56.4

Segment contribution	$13.9	$10.4	$35.5	$30.3

Segment margin	5.7%	6.2%	4.5%	5.8%
Gross profit	$36.7	$28.7	$104.0	$86.7
Gross margin	15.1%	17.0%	13.3%	16.5%

Distribution segment net revenue increased 44 percent to $243.0 million for the third quarter 2012 compared to $168.8 million in the third quarter 2011. The increase was related to new third-party product launches during the third quarter. Distribution revenue consists only of sales of third-party products and excludes sales of Watson’s brand and generic products.

Selling and marketing expenses increased $4.5 million to $22.8 million, as a result of higher freight costs and expenses associated with relocating our Groveport, Ohio distribution operations to our Olive Branch, Mississippi facility and higher sales related expenses. Distribution segment gross margin decreased 1.9 percentage points to 15.1 percent in the third quarter 2012 as a result of higher sales to chain customers at lower margins.

Other Operating Expenses

Consolidated general and administrative expenses were $110.1 million in the third quarter 2012, an increase of 29.2 percent from the third quarter 2011. The increase was due to costs associated with the pending acquisition of Actavis, the addition of Ascent and higher legal expenses. Amortization expense for the third quarter 2012 was $95.2 million, compared to $71.8 million in third quarter 2011. The increase was due to the amortization of levalbuterol product rights acquired in the Arrow acquisition and product rights acquired in the Ascent acquisition.

2012 Financial Outlook*

Watson’s estimates include the Actavis business as of November 1, 2012. Estimates are based on actual results for the first nine months of 2012 and management’s current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches and events.

Watson estimates total net revenue for 2012 will be approximately $5.9 billion.

•	Adjusted non-GAAP earnings for 2012 are expected to be between $5.85 and $5.95 per diluted share.

•	Adjusted EBITDA for 2012 is expected to be between $1.36 and $1.39 billion.

2013 Financial Outlook*

Based on preliminary estimates Watson expects full year 2013 non-GAAP earnings per share will grow between 30 percent and 40 percent over the high-end of our estimated combined range for 2012.

*	Includes an additional 5.5 million shares as of the acquisition close on November 1, 2012.

Webcast and Conference Call Details

Watson will host a conference call and webcast today at 8:30 a.m. Eastern Time to discuss third quarter 2012 results, the outlook for 2012 and 2013 and recent corporate developments. The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573. The Conference ID is 37197625.

A taped replay of the conference call will also be available beginning approximately two hours after the call’s conclusion and will remain available through 12:00 midnight Eastern Time on November 15, 2012. The replay may be accessed by dialing (855) 859-2056 and entering the same Conference ID above. From international locations, the replay may be accessed by dialing (404) 537-3406. To access the webcast, go to Watson’s Investor Relations Web site at http://ir.watson.com.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc. (NYSE: WPI) is a global, integrated specialty pharmaceutical company focused on developing, manufacturing and distributing generic, brand and biosimilar products. The Company has global and U.S. headquarters in Parsippany, New Jersey, USA, and international headquarters in Zug, Switzerland.

Watson is the world’s third-largest generics manufacturer, with more than 750 products marketed globally through operations in more than 60 countries. Watson’s global branded pharmaceutical business develops and markets products principally in Urology and Women’s Health, and is committed to developing and marketing biosimilars products in Women’s Health, Oncology and other therapeutic categories. In addition, Watson is the fourth-largest U.S. generic pharmaceutical product distributor through its Anda, Inc. business, and also develops and out-licenses generic pharmaceutical products outside of the U.S. through its Medis third-party business.

For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watson.com.

Forward-Looking Statement

Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release. For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives, product introductions and anticipated financial performance are forward-looking statements. It is important to note that Watson’s goals and expectations are not predictions of actual performance. Watson’s performance, at times, will differ from its goals and expectations. Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business. These factors include, among others, the inherent uncertainty associated with financial projections; successful integration of the Actavis acquisition and the ability to recognize the anticipated synergies and benefits of the Actavis acquisition; the difficulty of predicting the timing and outcome of pending or future litigation and government investigations and risks that an adverse outcome in such litigation or investigations could render Watson liable for substantial damages or penalties; risks that resolution of patent infringement litigation through settlement could result in investigations or actions by private parties or government authorities or agencies; the impact of competitive products and pricing; risks related to fluctuations in foreign currency exchange rates; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions if any; risks and uncertainties normally incident to the pharmaceutical industry, including product liability claims and the availability of product liability insurance on reasonable terms; market acceptance of and continued demand for Watson’s products; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with governmental regulations applicable to Watson’s facilities, products and/or businesses; changes in the laws and regulations, including Medicare, Medicaid, and similar laws in foreign countries affecting, among other things, pricing and reimbursement of pharmaceutical products and the settlement of patent litigation; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on Form 10-K for the year ended December 31, 2011 and Watson’s Quarterly Report on Form 10-Q for the period June 30, 2012. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.

All trademarks are the property of their respective owners.

The following table presents Watson’s results of operations for the three and nine months ended September 30, 2012 and 2011:

Table 1

WATSON PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net revenues	$1,285.2	$1,081.6	$4,164.7	$3,039.8

Operating expenses:
Cost of sales (excludes amortization, presented below)	724.1	603.2	2,382.4	1,672.2
Research and development	112.5	73.4	280.7	228.2
Selling, general and administrative	224.8	189.6	747.0	541.9
Amortization	95.2	71.8	332.9	203.0
Loss on asset sales and impairments, net	39.6	3.8	119.6	25.6

Total operating expenses	1,196.2	941.8	3,862.6	2,670.9

Operating income	89.0	139.8	302.1	368.9

Non-operating income (expense):
Interest income	0.4	0.3	1.3	1.6
Interest expense	(19.4)	(24.4)	(62.1)	(69.1)
Other income (expense), net	41.7	2.9	(113.4)	(1.1)

Total other income (expense), net	22.7	(21.2)	(174.2)	(68.6)

Income before income taxes and noncontrolling interest	111.7	118.6	127.9	300.3
Provision for income taxes	35.0	50.9	58.6	135.4

Net income	76.7	67.7	69.3	164.9
Loss attributable to noncontrolling interest	—	0.4	—	1.2

Net income attributable to common shareholders	$76.7	$68.1	$69.3	$166.1

Earnings per share attributable to common shareholders:
Basic	$0.61	$0.55	$0.55	$1.34

Diluted	$0.60	$0.54	$0.54	$1.31

Weighted average shares outstanding:
Basic	126.0	124.9	125.7	124.4

Diluted	128.0	126.9	127.6	126.4

The following table presents Watson’s Condensed Consolidated Balance Sheet at September 30, 2012 and December 31, 2011.

Table 2

WATSON PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	September 30, 2012	December 31, 2011

Assets
Cash and cash equivalents	$222.0	$209.3
Marketable securities	12.4	14.9
Accounts receivable, net	924.8	1,165.7
Inventories, net	885.1	889.4
Other current assets	397.2	290.4
Property and equipment, net	708.0	713.7
Investments and other assets	99.7	93.0
Product rights and other intangibles, net	1,392.0	1,613.6
Goodwill	1,924.8	1,708.3

Total assets	$6,566.0	$6,698.3

Liabilities & Equity
Current liabilities	$1,555.6	$1,839.5
Long-term debt	1,023.8	848.5
Deferred income taxes and other liabilities	296.7	447.8
Total equity	3,689.9	3,562.5

Total liabilities and equity	$6,566.0	$6,698.3

The following table presents Watson’s Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2012 and 2011.

Table 3

WATSON PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Nine Months Ended September 30,
	2012	2011
Cash Flows From Operating Activities:
Net income	$69.3	$164.9

Reconciliation to net cash provided by operating activities:
Depreciation	60.7	70.4
Amortization	333.0	203.0
Provision for inventory reserve	37.1	38.3
Share-based compensation	34.6	25.6
Deferred income tax benefit	(124.1)	(51.2)
Losses on equity method investments	0.2	5.7
(Gain) loss on sale of securities	—	(0.8)
Loss on asset sales and impairment, net	141.0	25.6
Loss on foreign exchange derivatives	90.0	—
Amortization of deferred financing costs	24.3	—
Increase in allowance for doubtful accounts	2.4	—
Accretion of preferred stock and contingent consideration obligations	20.3	35.9
Contingent consideration fair value adjustment	(21.3)	—
Excess tax benefit from stock-based compensation	(12.6)	(13.7)
Other, net	2.5	(0.1)
Changes in assets and liabilities (net of effects of acquisitions):
Accounts receivable, net	265.0	(121.0)
Inventories	(4.3)	(61.2)
Prepaid expenses and other current assets	(19.9)	21.4
Accounts payable and accrued expenses	(303.0)	98.5
Deferred revenue	(7.7)	(7.1)
Income and other taxes payable	(143.6)	(15.4)
Other assets and liabilities	2.1	(8.6)

Total adjustments	376.7	245.3

Net cash provided by operating activities	446.0	410.2

Cash Flows From Investing Activities:
Additions to property and equipment	(93.3)	(87.9)
Additions to product rights and other intangibles	(5.9)	(17.7)
Proceeds from sales of property and equipment	7.7	6.4
Proceeds from sales of marketable securities and other investments	8.8	3.9
Additions to investments	(5.3)	(2.6)
Acquisition of business, net of cash acquired	(383.5)	(571.6)
Other investing activities, net	—	0.6

Net cash used in investing activities	(471.5)	(668.9)

Cash Flows From Financing Activities:
Proceeds from borrowings on credit facility	375.0	400.0
Debt issuance costs	(34.1)	—
Principal payments on debt	(201.7)	(303.8)
Proceeds from stock plans	17.1	53.6
Payment of contingent consideration	(107.2)	(4.5)
Repurchase of common stock	(15.4)	(13.6)
Acquisition of noncontrolling interest	(4.5)	(5.5)
Excess tax benefit from stock-based compensation	12.6	13.7

Net cash provided by financing activities	41.8	139.9

Effect of currency exchange rate changes on cash and cash equivalents	(3.6)	(0.7)

Net (decrease) increase in cash and cash equivalents	12.7	(119.5)
Cash and cash equivalents at beginning of period	209.3	282.8

Cash and cash equivalents at end of period	$222.0	$163.3

The following table presents a reconciliation of reported net income and diluted earnings per share to non-GAAP net income for the three and nine months ended September 30, 2012 and 2011:

Table 4

Watson Pharmaceuticals, Inc.

Reconciliation Table

(Unaudited; in millions except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
GAAP to non-GAAP net income calculation
Reported GAAP net income attributable to common shareholders	$76.7	$68.1	$69.3	$166.1
Adjusted for:
Amortization	95.4	72.0	333.5	204.0
Global supply chain initiative(1)	1.8	3.3	6.8	15.1
Acquisition and licensing charges	5.6	9.5	216.7	22.9
Interest accretion on contingent liabilities	5.5	10.8	20.7	29.7
Non-cash impairment/asset sales	39.6	3.8	119.6	25.6
Non-recurring (gains) losses	0.1	(5.1)	(15.3)	(12.2)
Legal settlements	0.6	—	60.4	—
Income taxes on items above	(53.0)	(23.7)	(249.2)	(72.7)

Non-GAAP net income attributable to common shareholders	$172.3	$138.7	$562.5	$378.5

Diluted earnings per share
Diluted earnings per share—GAAP	$0.60	$0.54	$0.54	$1.31

Diluted earnings per share—Non-GAAP	$1.35	$1.09	$4.41	$2.99

Basic weighted average common shares outstanding	126.0	124.9	125.7	124.4
Effect of dilutive securities:
Dilutive share-based compensation arrangements	2.0	2.0	1.9	2.0

Diluted weighted average common shares outstanding	128.0	126.9	127.6	126.4

(1)	Includes accelerated depreciation charges.

The following table presents a reconciliation of reported net income for the three and nine months ended September 30, 2012 and 2011 to adjusted EBITDA:

Table 5

Watson Pharmaceuticals, Inc.

Adjusted EBITDA Reconciliation Table

(Unaudited; in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
GAAP net income attributable to common shareholders	$76.7	$68.1	$69.3	$166.1
Plus:
Interest expense	19.4	24.4	62.1	69.1
Interest income	(0.4)	(0.3)	(1.3)	(1.6)
Provision for income taxes	35.0	50.9	58.6	135.4
Depreciation (includes accelerated depreciation)	20.2	23.6	60.7	72.3
Amortization(1)	95.4	72.0	333.5	204.0

EBITDA	246.3	238.7	582.9	645.3

Adjusted for:
Global supply chain initiative	1.9	2.3	6.0	10.7
Acquisition and licensing charges	5.4	9.5	216.3	22.9
Non-cash impairment charges	39.6	3.8	119.6	25.6
Non-recurring (gains) losses	0.1	(5.1)	(15.3)	(12.2)
Legal settlements	0.6	—	60.4	—
Accretion (income) expense	—	(0.2)	0.4	(0.2)
Share-based compensation	10.7	9.2	34.6	25.4

Adjusted EBITDA	$304.6	$258.2	$1,004.9	$717.5

(1)	Includes amortization of excess purchase price on equity method investment.

The following table presents a reconciliation of forecasted net income for the twelve months ending December 31, 2012 to non-GAAP net income and non-GAAP earnings per diluted share:

Table 6

Watson Pharmaceuticals, Inc.

Reconciliation Table

(Unaudited; in millions except per share amounts)

	Forecast for Twelve Months Ending December 31, 2012
	Low	High
GAAP to non-GAAP net income calculation
GAAP net income	$85	$105
Adjusted for:
Amortization	490	490
Global supply chain initiative	10	10
Acquisition and licensing charges	355	355
Interest accretion on contingent liabilities	25	25
Non-cash impairment charges	120	120
Non-recurring (gains) losses	(158)	(158)
Legal settlements	60	60
Income taxes on items above	(234)	(241)

Non-GAAP net income	753	766

Diluted earnings per share
Diluted earnings per share—GAAP	$0.66	$0.82

Diluted earnings per share—Non-GAAP	$5.85	$5.95

Diluted weighted average common shares outstanding	128.7	128.7

The reconciliation table is based in part on management’s estimate of non-GAAP net income for the year ending December 31, 2012. Watson expects certain known GAAP charges for 2012, as presented in the schedule above. Other GAAP charges that may be excluded from non-GAAP net income are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are dependent upon future events and valuations that have not yet been performed.

The following table presents a reconciliation of forecasted net income for the twelve months ending December 31, 2012 to adjusted EBITDA:

Table 7

Watson Pharmaceuticals, Inc.

Reconciliation Table—Forecasted Adjusted EBITDA

(Unaudited; in millions)

	Forecast for Twelve Months Ending December 31, 2012
	Low	High
GAAP net income	$85	$105
Plus:
Interest expense	120	120
Interest income	(2)	(2)
Provision for income taxes	144	149
Depreciation (includes accelerated depreciation)	100	105
Amortization	485	490

EBITDA	932	967

Adjusted for:
Global supply chain initiative	8	8
Acquisition and licensing charges	353	353
Non-cash impairment charges	120	120
Non-recurring (gains) losses	(158)	(158)
Legal settlements	60	60
Share-based compensation	45	45

Adjusted EBITDA	$1,360	$1,395

The reconciliation table is based in part on management’s estimate of adjusted EBITDA for the year ending December 31, 2012. Watson expects certain known GAAP charges for 2012, as presented in the schedule above. Other GAAP charges that may be excluded from estimated EBITDA are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are dependent upon future events and valuations that have not yet been performed.